News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: Jane Garrard (407) 826-4475
Media Contact: Elinor Steele (407) 826-8448

Tupperware Brands Corporation Names CEO Tricia Stitzel Chairman of the Board

ORLANDO, FL., May 23, 2019 - Tupperware Brands Corporation (NYSE:TUP) (the “Company”) announced that Patricia (Tricia) A. Stitzel has been appointed Chairman of the Board effective May 22, 2019 following the Company’s annual meeting of shareholders. Stitzel is the first woman to hold this position in the Company’s 70-year history and takes on this responsibility in addition to her existing role of Chief Executive Officer, which she has held since May 2018, after serving as President and Chief Operating Officer since October 2016.

Rick Goings, who served as Chairman and Chief Executive Officer until May 2018, and Executive Chairman thereafter, stepped down after 26 years of successful leadership. He will continue to serve as a member of the Company’s Board of Directors. Susan M. Cameron, who has served as Presiding Director of the Board since May 2018, will continue in this role, now known as Lead Director.

"I am honored to serve as Chair of the board of directors," Stitzel said. "I’m confident that, with the support of our Board and leadership team, we are poised to transform our business into one that is more relevant, more engaging and more accessible to our sales force and customers to deliver and sustain stakeholder value."

Tupperware Brands, a company committed to women’s empowerment, continues to solidify its commitment to diversity with equal representation at all levels of the Company. Today, women hold positions representing 55% of the Board, 50% of the executive and staff officers, and 36% of the senior leadership positions globally. Currently, the Company supports and works with an independent sales force of 3 million, most of whom are women.

“It is a transformative time for Tupperware Brands,” said Cameron. “With tremendous appreciation for Rick’s years of visionary leadership, we are confident that Tricia is the right choice to position the Company for future growth.”

About Tupperware Brands Corporation
Tupperware Brands Corporation, through an independent sales force of 3.0 million, is a leading global marketer of innovative, premium products through social selling. Product brands span several categories including design-centric food preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, Fuller Cosmetics, NaturCare, Nutrimetics and Nuvo brands. For more information, visit www.tupperwarebrands.com.

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